                                                                 EXHIBIT 11

                                KNOLL, INC.

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                                    PRO FORMA    PRO FORMA
                                          TEN MONTHS   PRO FORMA   THREE MONTHS THREE MONTHS
                            ONE MONTH       ENDED      YEAR ENDED     ENDED        ENDED
                              ENDED      DECEMBER 31, DECEMBER 31,  MARCH 31,    MARCH 31,
                          MARCH 31, 1996     1996         1996         1996         1997
                          -------------- ------------ ------------ ------------ ------------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income before
 extraordinary item
 (a)....................     $   449       $21,995      $21,743      $   197      $11,638
Extraordinary loss on
 early extinguishment of
 debt...................         --         (5,159)          --           --           --
                             -------       -------      -------      -------      -------
Net income (b)..........     $   449       $16,836       21,743          197       11,638
                             =======       =======
Adjustment of interest
 expense for assumed
 repayment of debt net
 of tax effect..........                                  4,409        1,102        1,081
                                                        -------      -------      -------
Net income as adjusted
 before extraordinary
 item (c)...............                                $26,152      $ 1,299      $12,719
                                                        =======      =======      =======
Common stock outstanding
 during the period......       2,323         2,323        2,323        2,323        2,323
Dilutive effect of stock
 options computed in
 accordance with the
 treasury stock method
 as required by SAB 83..          95            95           95           95           95
Conversion of preferred
 shares into common
 shares upon completion
 of IPO.................       8,740         8,740        8,740        8,740        8,740
                             -------       -------      -------      -------      -------
                              11,158        11,158       11,158       11,158       11,158
Adjust for 3.13943 for
 stock split............     3.13943       3.13943      3.13943      3.13943      3.13943
                             -------       -------      -------      -------      -------
Pro forma weighted
 average number of
 common shares
 outstanding prior to
 shares issued in
 connection with IPO
 (d)....................      35,030        35,030       35,030       35,030       35,030
Shares issued in
 connection with the
 IPO....................       8,000         8,000        8,000        8,000        8,000
                             -------       -------      -------      -------      -------
Pro forma weighted
 average number of
 common shares
 outstanding after
 shares issued in
 connection with IPO
 (e)....................      43,030        43,030       43,030       43,030       43,030
                             =======       =======      =======      =======      =======
Pro forma income before
 extraordinary item per
 share of Common Stock
 (a)/(d)................     $   .01          $.63         $.62         $.01         $.33
                             =======       =======      =======      =======      =======
Pro forma net income per
 share of Common
 Stock (b)/(d)..........     $   .01          $.48          N/A          N/A         $.33
                             =======       =======      =======      =======      =======
Pro forma as adjusted
 income before
 extraordinary item per
 share of Common Stock
 (c)/(e)................         N/A           N/A         $.61         $.03         $.30
                             =======       =======      =======      =======      =======